EXHIBIT 10.1
THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of
_01 June 2026    , 2026 by and between Duke Realty Limited Partnership, an Indiana limited partnership(“Landlord”) and Deckers Outdoor Corporation, a Delaware corporation (“Tenant”).
W I T N E S S E T H:

WHEREAS, Landlord, successor in interest to Moreno Knox, LLC, a Delaware limited liability company, and Tenant have entered into a Lease dated December 05, 2013, as amended by a First Amendment to Lease dated June 06, 2017 (the “First Amendment”), and as amended by a Second Amendment to Lease dated July 17, 2017 (the “Second Amendment”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 1,530,944 rentable square feet located at 17791 Perris Boulevard, Moreno Valley, CA 92551 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.
WHEREAS, the Term of the Lease is scheduled to expire June 30, 2028 (the “Expiration Date”).

WHEREAS, Landlord intends to enter into a lease for the roof of the Building granting a third party (the “Solar Entity”) to install and operate a solar electric generating system (the "Solar System") which shall generate electricity (the "Solar Power") which Tenant agrees to pay Landlord for the Solar Power in accordance the terms and conditions set forth in this Amendment;
WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:
NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.The Lease Term is extended for sixty (60) months, commencing July 1, 2028 (the “Second Extension Term Commencement Date”) such that the Expiration Date shall be amended to June 30, 2033 (collectively, the “Second Extension Term”). During the Second Extension Term, Tenant shall accept the Premises in its “as is” condition subject to Landlord’s obligations to repair and maintain the Premises as set forth in the Lease, and as otherwise set forth in this Amendment, and all of the terms of the Lease as amended herein shall remain in full force and effect.

2.Notwithstanding anything contained in the Lease to the contrary, Tenant shall continue to pay the existing Basic Rent, NNN Charges and other reimbursable costs pursuant to the Lease through June 30, 2026. Thereafter, and notwithstanding anything contained in the Lease to the contrary, effective on July 1, 2026, and continuing through the Second Extension Term, Tenant shall pay NNN Charges and other reimbursable costs as to the Premises as provided in the Lease, and the monthly Basic Rent for the Premises shall be amended as follows:

Basic Rent Per Month

Period    Basic Rent Per Month
07/01/2026 - 09/30/2026    *USD$0.00
10/01/2026 - 09/30/2027    USD$811,400.32
10/01/2027 - 09/30/2028    USD$842,019.20
10/01/2028 - 06/30/2029    USD$1,530,944.00
07/01/2029 - 06/30/2030    USD$1,576,872.32
07/01/2030 - 06/30/2031    USD$1,624,178.49
07/01/2031 - 06/30/2032    USD$1,672,903.84
07/01/2032 - 06/30/2033    USD$1,723,090.96
* Basic Rent Per Month of USD$811,400.32 is abated for this three (3) month period for a total abated amount of $2,434,200.96.

3.Notwithstanding anything herein to the contrary, and provided that no Event of Default exists, Landlord shall contribute up to a maximum amount of USD$2,296,416.00 (the “TI Allowance”), towards the Tenant-Made Alterations to the Premises or Basic Rent as provided below (as opposed to repairs and maintenance to the Premises which are Tenant’s obligations under the Lease), which payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Tenant-Made Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs along with copies of vendor invoices summarizing the work done, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who worked on the Tenant-Made Alterations, and (iv) if applicable, Landlord’s receipt of a copy of the final construction permit approved by the applicable governing authority to the extent required for such Tenant-Made Alterations. Landlord shall be under no obligation to pay for any Tenant-Made Alterations to the Premises in excess of the TI Allowance. Notwithstanding the foregoing, during the initial twelve (12) months of the Second Extension Term Tenant may apply the entire TI Allowance or any portion thereof towards Basic Rent, so long as Tenant provides thirty (30) days advance written notice of such election to Landlord. Further, such TI Allowance shall only be available for Tenant’s use following the mutual execution of this Amendment and through June 30, 2029, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining thereafter. Tenant shall have no obligation to repay to Landlord the TI Allowance as an NNN Charge or otherwise.

4.Tenant agrees and understands while Landlord intends to enter into a lease with the Solar Entity whereby Solar Entity will install a Solar System on the Building which will generate Solar Power (the “Solar Lease”). Landlord shall cooperate with Solar Entity and use commercially reasonable efforts, consistent with Landlord’s and Solar Entity’s standard practices for similar projects, to pursue the evaluation and potential installation of a Solar System designed to produce 4.2 MW DC of Solar Power, but the design of any Solar System installed at the Building shall be at the sole discretion of Landlord and Solar Entity. In the event Landlord and Solar Entity determines, in each party’s sole discretion, that the installation of a Solar System on the Building is viable and such Solar System will be designed to produce Solar Power in excess of 2.1 MW DC (the “Enhanced Solar System”), then as a material condition to installing such Enhanced Solar System Tenant shall be required to contribute towards the costs of the Enhanced Solar System up to an amount not to exceed $3,000,000.00 subject to the full execution and delivery of a separate contract between either Tenant and the Solar Entity or Tenant and Landlord. The Enhanced Solar System, if installed, shall be deemed to be the Solar System under the Lease, as amended. Notwithstanding the foregoing, Tenant acknowledges that the installation, size, and output of any Solar System are uncertain and subject to factors outside Landlord’s control. In consideration of such uncertainty, and as part of the overall economic agreement between the parties (and not as a penalty or liquidated damages), and provided Deckers Outdoor Corporation (or any Permitted Transferee) is the Tenant under this Lease, and no Event of Default exists, Landlord agrees that in the event Landlord fails to install a Solar System nominally sized at approximately 2.1 MW DC (as determined by Landlord and Solar Entity in their discretion) on, or prior to, the date which is the last day of the twenty-fourth (24th) full calendar month following the date of this Amendment (the “Outside Date”), which date may be extended for a maximum of twelve (12) months as a result of events of force majeure in accordance with Paragraph 28 of the Lease or delays resulting the actions, or failure to act, by the Moreno Valley Electric Utility, Landlord shall have no further obligation under this Lease to install the Solar System, and shall credit against Tenant’s obligation for the payment of Basic Rent (to be applied against the next due and payable) an amount equal to $1,650,000.00 until said credit is fully realized by Tenant (the “In Lieu Credit”). Notwithstanding anything contained herein to the contrary, Landlord makes no representation or warranty that the Solar System will be installed or operational at the Premises, nor that the Solar System will meet any particular percentage of Tenant’s energy requirements. Tenant agrees that the In Lieu Credit shall be Tenant’s sole and exclusive remedy in connection with Landlord’s failure to install a Solar System, and such failure shall not constitute a default by Landlord under the Lease. Tenant acknowledges that the Solar Entity is an independent third party, and other than providing Tenant with the In Lieu Credit in the event the Solar System is not installed by the Outside Date, Landlord shall have no liability for the Solar Entity’s decisions regarding the design, size, timing, or feasibility of the Solar System. Notwithstanding anything to the contrary contained herein, in the event Landlord receives from the applicable utility provider any net export credits attributable to the Solar System during the Lease Term that would otherwise have been payable to Tenant as the utility account holder, Landlord shall remit to Tenant the amount of such net export credits actually received by Landlord.

5.Effective on the date hereof, the term “Premises” as defined in Section 1(f) of the Lease is hereby amended to exclude the rooftop of the Building (the “Rooftop”) such that the Rooftop shall no longer be included as the Premises. Notwithstanding the foregoing, any equipment of Tenant serving the Premises which may be located on the Rooftop shall have the right to remain and Tenant shall continue to have access to the Rooftop solely for the purpose of maintaining any existing equipment serving the Premises located on the Rooftop. Furthermore, notwithstanding anything contained herein to the contrary, Landlord shall continue to have the obligation to maintain the roof as provided in the Lease the cost of which shall be included in the NNN Charges. Notwithstanding the foregoing, (i) Tenant shall continue to have the right to maintain existing equipment serving the Premises located on the Rooftop and to install additional equipment serving the Premises on the Rooftop, subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed, and (ii) Tenant’s obligations under the Lease in connection with the Rooftop shall not increase, and Tenant’s rights under the Lease to access and use the Rooftop shall not be diminished; provided Tenant shall have no right to place Rooftop Equipment as provided in Section 36(b) of the Lease in areas that interfere with the Solar System.

6.Effective on the date hereof, the term “Premises” as defined in Section 1(f) of the Lease is hereby amended to exclude the parking area of the Land as identified on Exhibit A attached hereto (the “Battery Area”) in order for the installation of a battery storage system to serve the Solar System such that the Battery Area shall no longer be included as the Premises. Notwithstanding anything to the contrary contained herein or in the Lease, Landlord, shall maintain and repair the Battery Area in good working order and in a manner consistent with the standard of maintenance and repair for the Building and Common Areas the costs which shall be included in the NNN Charges. Notwithstanding the foregoing, Tenant shall have no liability, as a NNN Charge or otherwise with respect to the maintenance or repair of the battery system and/or any other equipment or system in the Battery Area installed in connection with the Solar System.

7.Furthermore Tenant hereby agrees and grants Landlord the right to grant licenses to Solar Entity with respect to the parking areas at the Building in order for the installation, maintenance, repair, and operation of the Solar System during the Lease Term; provided, that (i) Solar Entity shall coordinate with Tenant, each acting reasonably, with respect to the scheduling of such installation, maintenance, repair, and operation in the event such installation, maintenance, repair, or operation is reasonably expected to adversely impact Tenant’s operations at the Premises, and (ii) Solar Entity shall use reasonable efforts to minimize any material and adverse impact Tenant’s use of the Premises or the parking areas.
8.Notwithstanding anything provided in the Lease to the contrary, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer of immediately available federal funds at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing, otherwise pursuant to the terms of the Lease.

9.Notwithstanding anything provided in the Lease, the notice addresses for Landlord and Tenant shall be as follows:

Landlord:    Duke Realty Limited Partnership
3546 Concours Street,
Suite 100,
Ontario, California 91764 Attention: Market Officer

With a copy to:    Prologis
1800 Wazee Street,
Suite 500
Denver, Colorado 80202

Attention: General Counsel

Tenant:    Deckers Outdoor Corporation 250 Coromar Drive,
Goleta, California 93117 Attention: Legal Department

With a copy to:

Deckers Outdoor Corporation 250 Coromar Drive,
Goleta, California 93117 Attention: Chief Financial Officer

10.Each Party represents and warrants that, it has dealt with no broker, agent or other person in connection with this transaction other than Carlo Brignardello and Troy Pollet with Cushman & Wakefield, Inc., and that no broker, agent or other person brought about this transaction, and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

11.Within thirty (30) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings. Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct any violations of construction-related accessibility standards within the premises. Landlord and Tenant hereby agree that a Tenant-requested CASp inspection shall be at Tenant’s sole cost and expense and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within or outside the Premises shall be governed by Section XI of the First Amendment.
12.Tenant shall retain its right to extend the Term of the Lease pursuant to Rider 1 (“Option to Extend”) of the Lease; provided, however, that such Option to Extend shall consist of two (2) additional consecutive extension periods of five (5) years each, in lieu of the extension terms currently set forth in Rider 1 of the Lease.

13.Solar System:

a.Tenant agrees to take delivery of, and purchase, all Solar Power produced by the Solar System commencing on the date on which the Solar System commences the generation of electricity (the “Solar Effective Date”). Following the Solar Effective Date, Tenant shall pay to Landlord an amount equal to: (a) the total kilowatt hours of Solar Power generated by the Solar System, multiplied by (b) the Solar Power Rate, as defined below (the “Solar Payments”). Landlord, or its designee, will invoice (the “Solar Statement”) Tenant for the Solar Power Payments monthly following the Solar Effective Date during the Lease Term and any extensions thereof, and Tenant shall pay to Landlord the Solar Payments no later than 30 days after receipt of the Solar Statement.

b.The “Solar Power Rate” shall equal $0.082/kilowatt hour, plus applicable taxes, for each kilowatt hour of Solar Power produced by the Solar System. Furthermore, the Solar Power Rate shall automatically increase by 1.5% effective on January 1 of each year during the Lease Term; provided in the event the first January 1 occurs less than twelve (12) full calendar months following the Solar Effective Date then the first increase shall occur on the second January 1 to occur following the Solar Effective Date. Upon Tenant’s request, Landlord shall use commercially reasonable efforts to require the Solar Entity to provide Tenant with documentation supporting the Solar Power generated by the Solar System which is included in the Solar Statement provided such request is made no later than ninety (90) days following Landlord’s delivery of such Solar Statement.

c.Landlord makes no guaranty or warranty as to the amount of the Solar Power which will be generated during the Lease Term by the Solar System. If the production meter for the Solar System is not available, is malfunctioning, or is not providing complete or reliable data, Landlord may determine the amount of Solar Power generated by the Solar System for the applicable billing period using other reasonably available and verifiable data sources, including inverter data or monitoring system records. Upon Tenant’s reasonable request, Landlord shall provide reasonable supporting documentation for such determination. Once accurate production meter data becomes available, Landlord shall reconcile the applicable Solar Statement and make any necessary adjustments to the Solar Payments.

d.Upon Tenant’s request, Landlord hereby agrees to use commercially reasonable efforts to cooperate with Tenant’s reasonable requests for information and/or documents which Landlord may have in its possession in order for Tenant to comply with any aspect of its reporting obligations related to Tenant’s environmental and social governance programs or similar corporate obligations (“Tenant’s ESG Programs”).

14.Notwithstanding any provisions contained in the Lease to the contrary, Landlord may install sensors, meters, and other devices (collectively “Devices”) in the Premises that collect operational efficiency data for the systems serving the Premises, including the Solar System ( the “Data”). The Devices shall not: (a) materially interfere with Tenant's use of the Premises, (b) include cameras, video, or voice recording devices, (c) collect employee data, or (d) track people, equipment, or inventories. Landlord shall own all rights, title and interest in the Data.

Upon request, Landlord shall provide Tenant access to the Data.

15.Notwithstanding any provisions contained in the Lease to the contrary, in the event the Building or Premises is subject to mandated building performance standards, energy benchmarking ordinances, or any similar Legal Requirements which intend to regulate the energy usage or emissions at the Building (collectively “Energy Requirements”), and Tenant’s use and operations at the Building or Premises contributes to Landlord incurring a penalty, fine, or fee as a result of non-compliance with such Energy Requirement, Tenant shall reimburse Landlord for such penalty, fine, or fee no later than 30 days following receipt of an invoice for such amount. In the event the Premises is less than the entire area of the Building, Tenant’s obligation to reimburse Landlord for such penalty, fine, or fee shall be calculated based on the proportionate share of such penalty, fine, or fee which is attributable to Tenant’s use and operations at the Building as reasonably determined by Landlord.

16.All defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. To the extent of any conflict between the terms of this Amendment and the specific terms of the Lease, the terms of this Amendment shall control.

17.Each Party represents to the other that the person executing this Amendment on behalf of such party has full authority to enter into this Amendment. This Amendment may be executed in two (2) or more counterpart signatures, any of which may be executed and transmitted by electronic means including Adobe Sign and DocuSign, each of which when executed shall be deemed to be an original, and all counterparts taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

TENANT:	LANDLORD:
Deckers Outdoor Corporation, a Delaware corporation	DUKE REALTY LIMITED PARTNERSHIP
an Indiana limited partnership

By: Duke Realty LLC
a Delaware limited liability company
its general partner

By: Authorized Person

/s/ Megan Creecy-Herman
President, West Region of Prologis, Inc.,
By: /s/ Steven Fasching	a Maryland corporation
Name: Steven Fasching
Title: Chief Financial Officer

EXHIBIT A: BATTERY AREA

BATTERY
STORAGE AREA
GROVE VIEW ROAD
PERRIS VALLEY STORM DRAIN